Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated and entered into on October 1, 2013 by and among (1) InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”); (2) InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”); (3) InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”) (InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are also referred to individually and collectively as “Seller,” and the term “Seller,” whenever used herein, shall mean and refer to each and all of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub); and (4) Spectra Systems Corporation, a Delaware corporation (“Buyer”) (Buyer, InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are collectively referred to as the “Parties” and each of them individually is sometimes referred to as a “Party”).

W I T N E S S E T H:

WHEREAS, Seller wishes to sell to Buyer substantially all of the assets used in Seller’s authentication and tracking business (the "Business"); and

WHEREAS, the Buyer is desirous of purchasing such assets on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto do hereby agree as hereinafter set forth:

1.	AGREEMENT TO BUY AND SELL ASSETS.

1.1           Purchase of Assets.  The Buyer agrees to buy from the Seller and the Seller agrees to sell to the Buyer, all but not less than all, of the business and assets of every kind and description owned by the Seller now and on the Closing Date (as hereinafter defined) that are used or useable in, related to or in any way connected with the Business of the Seller, legally or beneficially, including, without limitation:

(a)           all machinery, equipment, computer hardware, plant and office furniture and fixtures, and tools and dies of the Seller ("Machinery and Equipment") all of which is specifically identified on Schedule 1.1(a);

(b)           all inventory of the Seller, including, finished goods, work-in-process and raw materials and supplies on hand (the “Inventory”), and all inventory returned by customers subsequent to the Closing Date in the ordinary course of business of the Business and consistent with past experience;

(c)           all trade accounts receivable of the Business (the “Accounts Receivable”), and all fees and other revenues received or to be received after the Closing Date by Seller, or thereafter becoming due and payable to Seller, under all of the Assumed Contracts and, in the case of any Assumed Contract that has expired, pursuant to any course of dealing which represents a continuation or extension thereof;

(d)           all Seller Intellectual Property owned by Seller (for the avoidance of doubt, other than any asset or right of Seller relating exclusively to Seller’s Radio Frequency Identification (RFID) product);

(e)           all Confidential Information;

(f)           customer lists, lists of suppliers, lists of salesmen, sales reports, cost sheets, bills of material, technical information (including all user and other documentation related to the Acquired Assets and Seller Intellectual Property) engineering data, production data, requests for proposals or bid invitations received by the Seller from customers or potential customers and all of Seller’s responses thereto, marketing literature and material, logos and branding material, blueprints and specifications, drawings, and all files, financial and business information and records of the Seller relating to the Acquired Assets or used in the Business;

(g)           subject to Section 11.5 hereof, all right, title and interest of the Seller in and to (A) the contracts listed on Schedule 1.1(g) attached hereto; (B) all purchase orders given by the Seller in the ordinary course of business of the Business consistent with past practices for the purchase of products, services, materials, supplies, parts and other items used in the ordinary course of business with respect to which the Seller has not received all of the goods or services ordered on or prior to the Closing Date; and (C) all purchase orders submitted to the Seller (and accepted by the Seller) by customers of the Seller in the ordinary course of business of the Business, consistent with past practices, with respect to which the Seller has not received full payment thereon on or prior to the Closing Date (all of such contracts, purchase orders and sales commitments specified in clauses (A), (B) and (C) of this Section 1.1(g) are hereinafter referred to as the "Assumed Contracts");

(h)           all government licenses and permits necessary to the conduct of the Business which are transferable to Buyer with or without the consent of the issuing authority;

(i)           such prepaid expenses, if any, of the Business as are set forth on Schedule 1.1(i) attached hereto; and

(j)           all of the Seller's right, title and interest in and to Seller's corporate name, and any variation or derivation thereof;

(k)           the goodwill of the Business;

(l)           all manufacturers', vendors' and suppliers' warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Business; and

(m)           general intangibles, contract claims and other rights and all other property owned by the Seller and used or useable in the Business except as excluded in the proviso below;

provided, however, that there shall be excluded from such purchase and sale the following:

(a)          the Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors, committees of the Board of Directors, and stockholders, Seller's corporate seal, and such other records as have to do exclusively with the Seller's organization or stock capitalization;

(b)          the cash balances (and cash equivalents) of the Seller as of the Closing;

(c)          income tax deposits, income tax refunds, and any prepaid expenses not set forth on Schedule 1.1(i) attached hereto;

(d)          the Seller's tax returns;

(e)          any real property in which Seller has fee simple title, any leasehold interest of Seller in real property and any leasehold improvements;

(f)          any employee benefit or fringe benefit plans or policies;

(g)          any life insurance policies owned by Seller on the life of any employee of Seller, and the cash surrender value thereof;

(h)          INTENTIONALLY LEFT BLANK;

(i)          any rights under any contracts to which Seller is a party other than the Assumed Contracts;

(j)          any asset or right of Seller relating exclusively to Seller’s Radio Frequency Identification, or RFID, product; and

(k)          such other assets of Seller, if any, as are specifically listed on Schedule 1.1 proviso (k) attached hereto.

All of the assets of the Seller to be acquired by the Buyer are hereinafter collectively referred to as the "Acquired Assets.”  The assets not being acquired by Buyer are hereinafter collectively referred to as the “Excluded Assets.”

1.2           No Assumption of Liabilities.  Except as provided in Section 1.2.1 hereof, the Buyer assumes no liabilities or other obligations, commercial or otherwise, of the Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise (such liabilities and obligations of Seller are hereinafter referred to collectively as the "Excluded Liabilities" and individually as an "Excluded Liability").  The Excluded Liabilities include, without limitation, any liability or obligation of Seller to any person with respect to the following:

(i)           trade accounts payable;

(ii)          services performed or products sold or licensed by Seller prior to the Closing Date, or claims asserted by customers of the Business relating to or arising out of services performed or products sold or licensed by Seller prior to the Closing Date, whether warranty claims, claims for personal injury or property damage, claims seeking indemnification or any other claims, whether asserted before or after the Closing Date, and regardless of the nature of damages or other relief sought (including but not limited to direct, indirect, special, consequential and punitive damages and injunctive relief);

(iii)         Seller’s failure to perform its obligations under any Assumed Contract, to the extent performance is due prior to the Closing Date;

(iv)        Seller’s breach of or default under any Assumed Contract, occurring prior to the Closing Date, or any breach of, or non-compliance with, any warranties, assurances or guarantees of performance or functionality given to customers under the Assumed Contracts, occurring, having its genesis or first arising prior to the Closing Date, whether the claim thereof is asserted before or after the Closing Date;

(v)         the transfer of the Acquired Assets pursuant hereto including transfer taxes and stamp taxes to the extent that the same are assessable by law against the Seller;

(vi)        any federal, state, local or foreign taxes, fees, assessments or other similar charges (including, without limitation, income taxes, corporate taxes, franchise taxes, real estate taxes, payroll taxes, personal property taxes and sales and use taxes);

(vii)       defects, returns or allowances, losses, personal injury, property damage, consequential damages or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Buyer's customer or any other person, arising out of services performed or products sold or licensed by the Seller on or prior to the Closing Date, whether the occurrence giving rise to such liability occurs before or after the Closing, whether the claim is asserted before or after the Closing;

(viii)      salary, wages, sick pay, vacation pay, severance pay, savings plans, deferred compensation, the Seller's pension, profit-sharing, retirement, and other fringe benefit plans, including but not limited to any employee pension benefit plan and any other obligations for the benefit of, or liabilities to, any employees of the Seller, including but not limited to accrued pension benefits (vested or unvested), arising out of their employment with Seller or the termination of their employment with Seller before, upon or after the consummation of the transactions contemplated hereby;

(ix)        the environmental condition of any fee simple, leasehold or other interest in land, or buildings and improvements thereon, at which Seller conducts or has conducted business (all such land, together with the buildings and improvements thereon, is hereinafter referred to as the “Real Property”) as it exists on the Closing Date or the clean-up thereof, including, without limitation, the clean-up of any hazardous materials either on the Real Property or originating on the Real Property.

(x)         the failure to comply with the requirements of all laws applicable to the Seller or the conduct of the Business prior to the Closing Date;

(xi)        indebtedness for borrowed money or intercompany transactions or indebtedness to Seller's shareholders and affiliates;

(xii)       occurrences on the Real Property occurring prior to or after the Closing Date;

(xiii)      Seller's employee health and dental plans, or any other employee welfare benefit plan maintained by Seller, arising out of or relating to, medical or dental services provided or rendered to the Seller's employees on or before the Closing Date;

(xiv)     the repair or replacement of defective products manufactured or sold by Seller on or prior to the Closing Date; and

(xv)      any obligation or liability of the Seller is respect of or in connection with any Grants (as defined in Section 4.20(a) below).

The Seller shall have any and all responsibility to all creditors and all third parties and to the Buyer with respect to, and shall pay, discharge and perform when due, all liabilities and obligations of the Seller not expressly assumed by the Buyer and, without limiting the generality of Section 12.1 hereof, shall indemnify and hold the Buyer harmless from and against any and all damages, liabilities, losses and expenses arising from such liabilities and obligations.

1.2.1           Prospective Assumption of Assumed Contracts.  Buyer assumes and agrees to perform the obligations of Seller under the Assumed Contracts arising after the Closing Date; provided that the Buyer shall not assume any liabilities of the kind identified in clauses (i) through (xv) of Section 1.2 hereof or that would constitute a breach of any of the representations and warranties made by Seller in Article 4 hereof.  The liabilities and obligations referred to in this Section 1.2.1 hereof which are assumed by Buyer are hereinafter referred to as the “Assumed Liabilities”.

1.3           Purchase Price of the Acquired Assets.  In full consideration of the sale and delivery of the Acquired Assets to Buyer, Buyer agrees to assume the Assumed Liabilities and pay to Seller the Purchase Price as provided in Section 2.2 hereof.

1.4           Allocation of Purchase Price.  The allocation of the Purchase Price among the Acquired Assets shall be as set forth on Schedule 1.4 attached hereto, and the parties agree to file Treasury Form 8594 and report the subject transaction for federal and state income tax reporting purposes in a manner consistent with the agreed allocation.

1.5           Voting Agreement.  Simultaneously with the execution and delivery of this Agreement, each of ICTS International N.V. and its affiliates, Tal Gilat, Gadi Peleg and Jonathan Bettsak shall have entered into a voting agreement with Buyer in the form of Exhibit A attached hereto.

2.	CLOSING AND PAYMENT OF THE PURCHASE PRICE.

2.1           Closing.  The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Adler Pollock & Sheehan P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island at the opening of business on November 30, 2013 or, if all of the conditions precedent set forth in Articles 9 and 10 have not been satisfied or waived on or before that date, on the business day immediately following the later date on which all conditions precedent set forth in Articles 9 and 10 have been satisfied or waived, or at such other time, date and/or place as Seller and Buyer shall mutually agree.  The time and date of the Closing is herein called the "Closing Date".

2.2           Payment of Purchase Price at and after Closing.  (a) At the Closing, against transfer of title to the Acquired Assets, the Buyer shall:

(i)           assume the Assumed Liabilities;

(ii)           pay by wire transfer of immediately available United States funds to Seller an amount, subject to the right of the Buyer to pay a portion of such amount in accordance with Section 6.11, equal to the sum of (A) US$840,684 plus (B) Seller’s and Buyer’s joint good faith estimate of the Closing Date Inventory Value (the “Estimated Closing Date Inventory Value”); and

(iii)           pay by wire transfer of immediately available United States funds to Wells Fargo Bank, National Association, a national banking association (the "Escrow Agent") the sum of US $200,000, which shall be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of an escrow agreement by and among Seller, Buyer and Escrow Agent in the form of Exhibit B attached hereto (the "Escrow Agreement").  The funds deposited with the Escrow Agent (the “Escrow Funds”) shall be held by the Escrow Agent until the first (1st) anniversary of the Closing Date and shall secure Seller's obligations to pay to Buyer any indemnification claims of Buyer, all as provided in the Escrow Agreement.

(b)           Following the Closing, the Buyer shall pay by wire transfer of immediately available United States funds to Seller:

(i)           the sum of US$35,000 if and when orders placed by XXX with Buyer return to an average monthly level of US$16,666 during any continuous period of six months beginning after the Closing, it being agreed that any such payment, if earned, will be made to Seller within thirty days after the expiration of such six month period, and it being agreed that after the Closing Buyer shall deliver to Seller, on a monthly basis, a report of all orders placed by XXX;

(ii)           the sum of US$150,000 if and when (1)(A) Seller enters into an IP Purchase and Assignment Agreement and Supply Agreement with XXX System GmbH, XXX GmbH and XXX AG for a purpose and upon terms and conditions similar to those heretofore being negotiated between Seller and the aforementioned counterparties (the “XXX Agreement”) (Buyer acknowledging that Seller will enter into the    XXX Agreement only if such agreement is satisfactory to Seller in its sole discretion, and Seller acknowledging that it will enter into the XXX Agreement only after obtaining Buyer’s prior written approval thereof, which Buyer may withhold in its sole discretion), (B) Buyer elects in its sole discretion to take an assignment of Seller’s rights and assume Seller’s obligations under the XXX Agreement (Buyer acknowledging that it shall take an assignment of Seller’s rights and assume Seller’s obligations under the XXX Agreement if Buyer has consented to Seller entering into the XXX Agreement), (C) the XXX Agreement is assigned by Seller to Buyer, and assumed by Buyer and (D) all necessary consents to such assignment and assumption are obtained or (2) Buyer enters into a XXX Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013;

(iii)           an amount equal to 50% of all collections of the Accounts Receivable (for the avoidance of doubt, which have been accrued prior to the Closing) received by Buyer after the Closing, which shall be remitted to Seller on a monthly basis, together with a report setting forth the status of any outstanding Accounts Receivable and disputes, if any, with respect thereto.  For purposes of determining payment of Accounts Receivable, all amounts paid by a debtor after the Closing shall first be applied to the specific receivable account, if any, identified by the debtor with the payment, and, failing such identification, shall be applied against and reduce the amount of the oldest outstanding receivable of such debtor.

(c)           The payment to be made at Closing pursuant to subsection (a)(ii) of this Section 2.2 shall be adjusted at Closing as necessary to apportion between the parties, as of the Closing Date, any personal property taxes and other items customarily apportioned in sales of personal property insofar as the same relate to the Acquired Assets, relate to the current period and are not yet due and payable as of the Closing Date.  If the amounts of any such taxes or other items are not known at the Closing Date, they shall be apportioned on the basis of the parties’ joint good faith estimates thereof and shall be reapportioned (and any further adjustment payments shall be promptly made by Seller to Buyer, or by Buyer to Seller, as the case may be) as soon as the current rates or valuations can be ascertained.  All such taxes and other items which are due and payable prior to the Closing shall have been paid by Seller prior to the Closing.

(d)           The payments made pursuant to this Section 2.2 hereof are collectively referred to as the “Purchase Price.”

(e)           Each and every payment of Purchase Price made by Buyer to Seller at or after Closing shall be apportioned and allocated among, and paid by Buyer directly to, each of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub in proportion to the relative fair market values of the Acquired Assets owned by them, respectively, as determined by an appraisal (the “Appraisal”) to be conducted and completed prior to Closing by an independent appraisal firm jointly designated by Seller and Buyer (the “Appraiser”).  Seller and Buyer shall cooperate in good faith to ensure that the Appraiser is selected and the Appraisal completed prior to the Closing.  The fees and expenses of the Appraiser shall be paid by Buyer.

(f)           The Buyer shall deduct and withhold at source from any payment made to InkSure Israeli Sub under this Agreement (including of the Purchase Price) an amount equal to 30% (thirty percent) of such payment unless InkSure Israeli Sub shall have presented to the Buyer, prior to the making of any such payment, a certificate from the Israeli Tax Authority, in a form reasonably satisfactory to the Buyer, pursuant to which no such withholding tax or deduction (at all or up to a specific detailed percentage) is required to be made under applicable tax law with respect to the transaction contemplated hereby and the assets sold hereunder by InkSure Israeli Sub.  To the extent any amounts are so deducted or withheld, such amounts shall be considered for all purposes under this Agreement as having been paid to the Seller.

2.3           Transfer of Acquired Assets.  At the Closing, the Seller shall transfer to the Buyer all right, title and interest in and to the Acquired Assets free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, rights, restrictions or any other interests or imperfections of title whatsoever to the Buyer.  Said transfer shall be effected by the delivery to the Buyer of fully executed bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to the Buyer and its counsel.

2.4           Certain Agreements.  At the Closing:  (A) Seller and Buyer shall execute and deliver, and shall cause the Escrow Agent to execute and deliver, the Escrow Agreement; and (B) Buyer shall execute and deliver, and Seller shall cause Tal Gilat to execute and deliver, the Consulting Agreement in the form of Exhibit C attached hereto.

3.	POST CLOSING DETERMINATION OF CLOSING DATE INVENTORY VALUE; AND ADJUSTMENT TO PURCHASE PRICE.

3.1           Determination of Closing Date Inventory Value.  The Purchase Price  is subject to adjustment following the Closing Date (as provided in Section 3.2 hereof) based upon the Closing Date Inventory Value as determined pursuant to this Section 3.1.  For purposes hereof, the term “Closing Date Inventory Value” shall mean the net book value of all Inventory of Seller’s Business as of the Closing Date (including finished goods, work-in-process and raw materials) which is included among the Acquired Assets, determined in accordance with United States generally accepted accounting principles ("US GAAP"), consistently applied with prior periods, provided that no value shall be assigned to any items of “hardware” more than eighteen (18) months old or to any “consumer material” more than twelve (12) months old.

For purposes of determining the Closing Date Inventory Value, Seller and Buyer shall cause and permit an inventory to be physically taken by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu (“Deloitte”) at and as of the close of business on the day immediately prior to the Closing Date.  Not later than thirty (30) days after the Closing Date, Deloitte will furnish to Buyer and Seller a statement showing Deloitte’s determination of the Closing Date Inventory Value, which determination will be final, binding and conclusive on Buyer and Seller.  The fees and expenses of Deloitte in acting under this Section shall be paid by Buyer.

3.2           Adjustment of Payment Made at Closing.  The following adjustment to the Purchase Price shall be made no more than five (5) business days following the final determination of the Closing Date Inventory Value:

(a)           If the Closing Date Inventory Value is less than the Estimated Closing Date Inventory Value, Seller shall pay to Buyer the amount of the shortfall.

(b)           If the Closing Date Inventory Value exceeds the Estimated Closing Date Inventory Value, Buyer shall pay to Seller the amount of such excess.

(c)            The aggregate amount payable from Seller to Buyer, or from Buyer to Seller, pursuant to subsections 3.2(a) and 3.2(b) above, shall be paid as soon as possible but in any event not more than five business days following the final determination of the Closing Date Inventory Value.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer as follows:

4.1           Organization and Qualification of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Seller has the requisite corporate power and authority to own or lease all of the Acquired Assets and to conduct the Business in the manner and in the places where the Acquired Assets are owned or leased or the Business is now conducted.  The Seller is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions, if any, shown on Schedule 4.1 and is not required to be qualified to do business in any other jurisdictions where the failure to so qualify would have a Seller Material Adverse Effect.

4.2           Authority of Seller.  This Agreement and each of the other agreements, documents and instruments required to be executed by Seller pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of Seller and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles.  Subject to obtaining the Required Stockholder Vote, the execution, delivery and performance of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Seller.

The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument, except as specifically identified on Schedule 4.2, does not and will not with the passage of time or the giving of notice or both:

(a)           result in a breach of or constitute a default by the Seller or result in any right of termination or other effect adverse to the Seller under any indenture or loan or credit agreement of the Seller, or any other agreement, lease or instrument to which the Seller is a party or by which the Acquired Assets are bound or affected;

(b)           result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Acquired Assets;

(c)           result in a violation of or default under any order, writ, judgment, injunction, decree, determination or award, now in effect to which Seller is a party or by which Seller or the Acquired Assets are bound;

(d)           violate any provisions of the Certificate of Incorporation, Bylaws or equivalent constitutional documents of the Seller, each as may be amended; or

(e)           require any approval, consent or waiver of, or filing with, any person except for obtaining the Required Stockholder Vote.

4.3           Subsidiaries.  Except as disclosed on Schedule 4.3 attached hereto, the Seller has no subsidiaries and does not own any securities issued by any other person, except temporary investments in the ordinary course of business.

4.4           Assets.

(a)  Except for the Excluded Assets, the Acquired Assets constitute all of the assets and rights associated with, and necessary to operate and conduct, the Business as now operated and conducted by Seller.  With the exception of assets and rights relating exclusively to and useable exclusively in Seller’s Radio Frequency Identification, or RFID, product, Seller does not own any assets or rights not related to or used or useable in the Business.  Neither IST Operating Inc. nor InkSure RF Inc. owns any assets or rights related to or used or useable in the Business.

(b)           The machinery and equipment included within the Acquired Assets:  (i) is in a good state of operating condition and repair for the operation of the Business; (ii) has been maintained in accordance with a regular preventative maintenance program; (iii) is adequate for the Seller's operations of the Business as heretofore conducted by Seller and the Seller's current and currently projected production levels; and (iv) conforms with all applicable laws, ordinances and regulations.

(c)           Except as listed on Schedule 4.4(c) attached hereto, the Seller has good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(d)           The inventories of the Business of the Seller reflected on the Interim Date Balance Sheet (as hereinafter defined in Section 4.8 hereof) and the inventories of the Business of the Seller existing on the date hereof and on the Closing Date are of a quality and quantity saleable or useable in the ordinary course of the Business, are valued at the lower of cost or market and, except as may be modified as a result of the determination of the Closing Date Inventory Value in accordance with Article 3 hereof, reflect write-downs to realizable values in the case of items which have become obsolete, unusable or unsaleable (except at prices less than cost) through regular distribution channels in the Seller's business.  Subject to write-downs complying with the preceding sentence, the values of the inventories of the Business stated in the Interim Date Balance Sheet reflect the Seller's normal inventory valuation policies and were determined in accordance with US GAAP, practices and methods consistently applied.  Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and, to the best of Seller's knowledge, none are at prices in excess of the lowest prices reasonably available in the current market.  Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin.  Since the Interim Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

Of the Seller's goods and products of the Business sold before the Closing (other than those that are non-conforming), none were sold upon terms and conditions which permit the customer to return the same for exchange or credit.

(e)          All of the personal property leased by the Seller in the conduct of the Business is listed on Schedule 4.4(e) attached hereto, and copies of all of the lease documents have been delivered to the Buyer.

(f)           Except as described on Schedule 4.4(f) attached hereto, all of the Acquired Assets of the Seller are located on the premises owned or leased by the Seller.

4.5           No Monopoly.  Seller is not a formal or de facto “monopoly” within the meaning of the Israeli Restrictive Trade Practices Law, 1988.

4.6           Conduct of the Business.  Except as provided in Schedule 4.6, the Seller is not a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the Acquired Assets in the conduct of the Business in the ordinary course of business; or (ii) the conduct of the Business in the same manner as such business has been conducted by Seller.  Seller has no reason to believe that business relations currently maintained with the suppliers, customers and persons having business relations with the Business of Seller will not be similarly maintained in all material respects after the date hereof and the date of the Closing, but the foregoing is not a guarantee of such maintenance.  Without limiting the generality of the foregoing, no supplier, distributor or customer of the Business of Seller has notified the Seller that it intends to discontinue its relationship with the Seller.

4.7           Permits and Licenses.  Schedule 4.7 attached hereto contains a list of all consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications which are necessary to the conduct of the Business as heretofore conducted or required by applicable laws; and, except as set forth on Schedule 4.7, the Seller has obtained all of such consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances and qualifications, and the same are valid and subsisting.  The Seller is not required to have any form of security clearance from any governmental agency in order to conduct the Business in the manner it is presently conducted.  The Business, as currently conducted, and the export of any product, technology or service by Seller, does not involve technology whose development, commercialization or export is restricted under any Legal Requirement, and the conduct of the Business (including, the export of any product, technology or service) does not require Seller to obtain any permit or license from any governmental authority.

4.8           Historical Financial Information.  (a) The Seller has delivered to Buyer (1) the unaudited balance sheets of Seller as of March 31, 2013 and June 30, 2013 and the unaudited statements of income and retained earnings of Seller for the periods then ended, and (2) the audited balance sheets of Seller as of December 31, 2012, December 31, 2011 and December 31, 2010, and audited statements of income and retained earnings of Seller for each of the fiscal years then ended, including, in each case, the related notes; and, after the date hereof, Seller will deliver to Buyer an unaudited balance sheet and statement of income and retained earnings of Seller as of and for the period ending September 30, 2013. All of the foregoing financial statements and notes of Seller are collectively referred to herein as the "Financial Statements".  As used herein, (1) the term "Interim Date Balance Sheet" shall mean the balance sheet of Seller as of March 31, 2013 and (2) the term "Interim Date" shall mean March 31, 2013.

(b)           All of the Financial Statements:  (i) are and will be true, complete and correct in all material respects and present fairly the financial position of the Seller as of the dates thereof and the results of operations for the respective periods covered by such statements; (ii) are and will be consistent with the books and records of the Seller; and (iii) have been and will be prepared in accordance with US GAAP applied on a consistent basis with prior years, except, with respect to interim unaudited statements, normal year-end adjustments and without footnotes.

(c)           As of the Interim Date and the Closing Date, the Seller has no indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) liabilities specifically described and reflected dollar for dollar on the Interim Date Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the Interim Date, in kind and amounts consistent with past practices; (iii) commercial obligations to perform pursuant to executory obligations entered into in the ordinary course of business consistent with past practices, and not in default, as disclosed pursuant to Schedule 4.11; or (iv) liabilities specifically disclosed and reflected dollar for dollar on Schedule 4.8 attached hereto.  To the best of Seller’s knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in clauses (i) through (iv) of this Section 4.8(c).

(d)           The historical sales figures, by customer, and other financial information relating to the Business set forth on Schedule 4.8 attached hereto are true and correct and are consistent with the books and records of the Seller.

4.9           Compliance with Laws.  Except as set forth on Schedule 4.9 attached hereto, the Seller has been and is, and the Business has been and is being conducted and operated, in compliance with all requirements of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Seller, the Business or the Acquired Assets, or to which the Seller is subject, including, without limitation, those relating to fair labor practices and standards; equal employment practices; occupational safety and health; export/import licenses or controls; foreign exchange controls; restraint of trade and unfair competition; immigration; federal procurement; and environmental laws except where the failure to comply would not have a Seller Material Adverse Effect.  Except as set forth on Schedule 4.9, the Seller has not received any notice or other communication from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

4.10           Intellectual Property.

(a)           For each product or service of the Seller, Schedule 4.10(a) sets forth an accurate, true and complete list (by category and family) of all (1) patents and utility models, whether or not registered, (2) trade names, common law trademarks, common law service marks, common law trade dress, registered trademarks, registered service marks, and applications for trademark registration or service mark registration regardless of the state or country where such registrations issued or applications were filed, (3) registered and unregistered copyrights regardless of the state or country where such registrations issued or applications were filed, and (4) domain name registrations and websites, in each case with respect to clauses (1), (2), (3) and (4) above in this subsection (a) that are necessary to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit each product or service by the Seller, its affiliates, manufacturers, suppliers, or distributors.  For each item of Seller Intellectual Property listed on Schedule 4.10(a), the Seller has identified, to the extent applicable (i) the record owner, (ii) the application number, (iii) the patent number, (v) the expiration date, as applicable, including any applicable term extensions, as applicable, (vi) the earliest relied upon priority filing date used to calculate the expiration date, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee.  To Seller’s Knowledge, without independent evaluation, except as disclosed therein, each listed item of Seller Intellectual Property on Schedule 4.10(a) is not invalid and is not unenforceable and no listed item of Seller Intellectual Property has lapsed, expired, been cancelled or become unintentionally abandoned.  To Seller’s Knowledge, without independent evaluation, there are no published patents, patent applications, articles, prior art references or other factors or circumstances that could adversely affect the validity or enforceability of any of the Seller Intellectual Property listed in Schedule 4.10(a).  Each of the patents and patent applications listed in Schedule 4.10(a) correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending.  Each person who has or has had any rights in or to the Seller Intellectual Property listed on Schedule 4.10(a) that are owned by, or licensed to, the Seller, including, each inventor named on the patents and patent applications listed in Schedule 4.10(a), has executed an agreement assigning his, her or its entire right, title and interest in and to such Seller Intellectual Property, and the inventions embodied, described and/or claimed therein, to the purported owner and no such person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such person to the applicable owner of each listed Seller Intellectual Property.  It will not be necessary to use any patented or patent pending inventions of any of its officers, employees or consultants (or Persons it currently intends to hire) made prior to, or outside the scope of, their employment by the Seller.  The Seller has not embedded any open source, copy left or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, except as identified in Schedule 4.10(b).

(b)           The Seller has obtained and possesses valid licenses to use all of the Off-the-Shelf Software present on the Seller’s computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Seller’s business.  Other than with respect to Off-the-Shelf Software, Schedule 4.10(b) sets forth an accurate, true and complete list of all agreements, whether oral or written, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, security interests, liens and other encumbrances or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which the Seller has the legal right to exploit intellectual property rights that are owned by another Person or a third party.  There are no unpaid fees or royalties under any agreement listed on Schedule 4.10(b) that have become due, or are expected to become overdue, as of the Closing, except as disclosed on Schedule 4.10(b).  The Seller has made available to Buyer true and correct copies of all agreements listed on Schedule 4.10(b) (excluding licenses to use Off-the-Shelf Software).

(c)           Each agreement listed in Schedule 4.10(b) is legal, valid, binding, enforceable, and in full force and effect.  The Seller is not in breach of such listed agreements and, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 4.10(b), including, without limitation, the execution, delivery and performance of this Agreement.

(d)           Except for the Seller Intellectual Property licensed to the Seller pursuant to any agreement listed on Schedule 4.10(b) and the Seller Intellectual Property owned by the Seller, no other Intellectual Property is necessary or desirable to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute, commercialize or market the Seller’s current or presently contemplated products or services.  The Seller has the full, legal right to make, have made, use, sell, have sold, offer for sale, import, develop, distribute, manufacture, commercialize, or market the Seller’s current or presently contemplated products or services in any territory, without infringing any Intellectual Property that is owned by, controlled by or licensed by (i) any officer, director, shareholder or employee of Seller, or any affiliate or predecessor or successor in interest of Seller or (ii) any other Person or third party.

(e)           The Seller possesses sole, exclusive, valid, marketable and unencumbered title to the Seller Intellectual Property for which it is listed as the owner on Schedule 4.10(a), and is a party to the agreements listed on Schedule 4.10(b);  all assignments from each inventor, as the case may be, to the Seller or to a predecessor in interest of the Seller, have been executed and recorded for each of the Patents; there are no Liens, mortgages or encumbrances on or to any Seller Intellectual Property listed on Schedule 4.10(a) that it owns or agreement listed on Schedule 4.10(b), except as disclosed on Schedule 4.10(e).

(f)           There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Seller Intellectual Property listed on Schedule 4.10(a), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.

(g)           Each owner and inventor of each patent and the Seller (to the extent that the Seller is an applicant or is otherwise involved in the patent prosecution of any patent listed in Schedule 4.10(a)) have complied in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent Office or any foreign patent authority, including the duty to disclose all information known to be material to patentability.

(h)           No payments by the Seller are, or at any time in the future expected to, become due to any other Person in respect of the Seller’s products or services or the Seller Intellectual Property marketed, sold or used prior to the date hereof except as disclosed in Schedule 4.10(h).

(i)           To the Seller’s Knowledge, without independent evaluation, neither the Seller nor any other Person has undertaken or omitted to undertake any acts, and no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any intellectual property right or, in the case of Seller Intellectual Property owned or licensed by the Seller, the Seller’s entitlement to exclusively exploit such intellectual property right, or (ii) the Seller’s right to enjoy payments made in respect of sales of the Seller’s products or services or other revenues obtained or derived from any Seller Intellectual Property.

(j)           Except as disclosed on Schedule 4.10(j), there is, and has been, no threatened, pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, governmental proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to as “Disputes”), nor has any such Dispute been threatened that (1) challenges or calls into question the legality, validity, enforceability or ownership of any Seller Intellectual Property, (2) would give rise to a credit against the revenues of the Seller as a result of  the manufacture, sale, offer for sale, use, importation or exportation of the Seller’s products or services or the exploitation of any Seller Intellectual Property, (3) would be the subject of a claim for indemnification by any Person or third party under any license agreement, or (4) challenges the marketing, sale or distribution of the Seller’s products or services.  There are no other Disputes by any Person or third party against the Seller with respect to any Intellectual Property, and the Seller has not received any notice or claim of any such Dispute, and there exists no circumstances or grounds upon which any such notice or claim could be asserted, as pertaining to the Seller’s products or services.  The Seller has not sent any notice of any Dispute to a third party, and there exists no circumstance or grounds upon which the Seller could assert any such Dispute as pertaining to the Seller’s products or services.  No Seller Intellectual Property or the Seller’s products or services is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and the Seller has fully complied with, paid and otherwise satisfied any such obligations.

(k)           There are no pending published or unpublished United States, international or foreign patent applications owned by (i) any officer, director, shareholder or employee of Seller, or any affiliate or predecessor or successor in interest of Seller, or (ii) to Seller’s Knowledge, any other Person, that, if issued or granted, would limit or prohibit the manufacture, use, sale or importation of the Seller’s products or services or the licensed Seller Intellectual Property relating to the Seller’s products or services.

(l)           The Seller has taken all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure) that it owns and (2) the value of all Seller Intellectual Property, and no assets related to the Seller’s products or services and rights under the Seller Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Seller.

(m)           No material trade secret of the Seller has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential.

(n)           The Seller has previously provided to Buyer copies of any and all written opinions of counsel with respect to any Intellectual Property owned by another Person or third party relating to the Seller’s products or services, including all freedom-to-operate, product clearance or right-to-use opinions and assessments.

(o)           No Person other than the Seller possesses any current or contingent rights to any source code that is part of the Seller Intellectual Property and/or relating to the Seller's products and services including, without limitation, through any escrow account.

(p)           The Seller has obtained from each current employee a written agreement under which such employee is obligated to disclose and transfer to the Seller, without the receipt by such employee of any value therefor (other than normal salary or other reward based on a Seller award program to encourage creativity), any Intellectual Property, which during the period of employment with the Seller, he or she makes or conceives of either solely or jointly with others, that relate in any way to the business of the Seller or the general industry of the Seller.  The Seller has obtained legally binding written agreements from all employees and third parties with whom the Seller has shared confidential and proprietary information (i) of the Seller or (ii) received from others which the Seller is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.  No officer, director, shareholder or employee of Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller, or that would conflict with the business of the Seller. To the Seller’s Knowledge, no employee of the Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Seller, or that would conflict with the business of the Seller.

(q)           No: (i) government funding or governmental grants (other than as disclosed in Schedule 4.20); (ii) facilities of a university, college, other educational institution or research centre; or (iii) funding from any person was used in the development of the Seller Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research centre during a period of time during which any Seller Intellectual Property was created or during such time that such person was also performing services for, or for the benefit of, the Seller, nor has any such person created or developed any Seller Intellectual Property with any governmental grant. No governmental authority has any right, title or interest in or to any of the Acquired Assets, including any of the Seller Intellectual Property included therein, under any agreement, arrangement, understanding, policy, statute, regulation or rule, including those arising out of or related to the grant or other delivery of funds or resources provided to Seller or its use thereof.

4.11           List of Contracts.  Except for the contracts, commitments, plans, agreements and licenses described in Schedule 4.11 attached hereto, the Seller is not a party to nor is it or any of the Acquired Assets subject to or otherwise bound by any oral or written:

(a)           Contract for the employment of any officer or employee;

(b)           Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

(c)           Lease or agreement to it or by it of real property or personal property;

(d)           except for stand alone purchase orders entered into in the ordinary course of business, in kind and amount consistent with past practices, any individual contract, agreement, order, commitment or letter of intent for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment;

(e)           Bonus, pension, profit-sharing, stock option, retirement, deferred compensation, hospitalization, insurance or similar plan or practice, or sick pay, vacation pay, severance pay or other policy or practice, formal or informal, in effect with respect to employees or any other person or entity;

(f)            Franchise, dealer, distribution, sales or agency contract or commitment;

(g)           except for stand alone sales orders entered into in the ordinary course of business, in kind and amount consistent with past practices, any individual contract of sale, letter of intent, order or commitment creating any obligation of the Seller to manufacture, sell or distribute products or services;

(h)           Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers or any other person or entity;

(i)            License agreement (as licensor or licensee);

(j)            Real estate mortgage, loan or credit agreement with any lender, indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

(k)          Any agreement which restricts in any way the ability of Seller to engage in business or to use information in the possession of Seller; or

(l)           Other material contract affecting the Seller.

Except as set forth on Schedule 4.11, all the Assumed Contracts are valid and binding obligations of, and enforceable against, the Seller and, to Seller's knowledge, the other parties thereto in accordance with their respective terms and conditions.

There has been no uncured breach or default of any provision of any Assumed Contract by the Seller or, to the knowledge of Seller, any other party thereto, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Seller or, to the knowledge of Seller, without independent evaluation, by any other party thereto with respect to any Assumed Contract or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Acquired Assets.  Buyer has been furnished with true and complete copies of all scheduled contracts and commitments in writing.

Except for the contracts, commitments, transactions and obligations described on Schedule 4.11, (i) the Seller is not a party to nor is it or any of the Acquired Assets subject to or otherwise bound by any existing contracts, whether oral or written, between the Seller and any affiliate, shareholder, officer or director of the Seller; and (ii) the Seller has no obligations to, or asserted or unasserted claims against, any affiliate, shareholder, officer or director of the Seller; and (iii) no affiliate, shareholder, officer or director of the Seller has any obligations to, or asserted or unasserted claims against, the Seller.

4.12           Litigation.  Except as set forth on Schedule 4.12 attached hereto, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending or, to the best of Seller's knowledge, threatened against the Seller, nor, to the best of Seller's knowledge, is there any basis therefor.  Except as set forth on Schedule 4.12, no order, writ, injunction, subpoena or decree has been issued by or requested of any court or governmental agency which might result in an adverse change in the Business or  the Seller or which might adversely affect the transactions contemplated by this Agreement.  The Seller has never been subject to nor is it a party as a debtor to any bankruptcy or other insolvency or similar proceeding.

4.13           Absence of Changes.  Since the Interim Date, the Seller has conducted the Business only in the ordinary course, and, except as set forth on Schedule 4.13 attached hereto, the Seller has not, in connection with the Business, as of the date hereof and as of the date of the Closing, either directly or indirectly since the Interim Date:

(a)           except for changes in the ordinary course of business consistent with past practice which have not had, and will not have, a Seller Material Adverse Effect, suffered any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business, which change by itself or in conjunction with any or all other such changes has been or will be adverse with respect to the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business;

(b)           written up or down the value of any inventory or other assets or written off as uncollectible any notes or accounts receivable or any portion thereof, except in amounts which, in the aggregate, are not in excess of pre-existing reserves therefor or taken or set aside any reserves or charges in its books against earnings or assets or reversed any reserves;

(c)           (i) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary course of its business consistent with past practices, or (ii) canceled any debts or claims, other than in the ordinary course of business consistent with past practices;

(d)           entered into any transaction or agreement other than in the ordinary course of business consistent with past practices;

(e)           entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Seller, the Business or the Acquired Assets;

(f)           suffered any damage, destruction or loss to the Acquired Assets, whether or not covered by insurance, which adversely affects the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business;

(g)           received notice or acquired knowledge of any labor trouble, difficulty, dispute or organizing effort involving employees of the Seller;

(h)           formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other person;

(i)           changed the compensation payable or to become payable by the Seller to any of its officers, directors, employees or agents other than, in the case of employees who are not officers, directors or shareholders of Seller, normal merit increases and bonuses made in accordance with (and consistent in amount with) its usual practices;

(j)           incurred any obligation or liability on behalf of the Seller to any of its officers, directors, employees, shareholders or affiliates, or any loans or advances made by the Seller to any of its officers, directors, employees, shareholders or affiliates, except normal compensation and expense allowances payable to such persons in the ordinary course of business consistent with past practices;

(k)           suffered any loss of employees, customers or suppliers that adversely affects the Business, or been advised by any customer or supplier that such customer or supplier intends to discontinue its relationship with the Seller.

4.14           Insurance.  The Business and the Acquired Assets are insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are adequate and customary for the Business as of the date hereof.

4.15           Solvency.  None of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub is insolvent as of the date of this Agreement, nor will any of them be insolvent after giving effect to the Closing, nor will the transaction contemplated by this Agreement constitute a transfer that is fraudulent as to creditors of any of InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub, within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, the United States Bankruptcy Code, or any similar or comparable Israeli Legal Requirement, as applicable.

4.16           Governmental and Other Approvals.  Under existing law, the Seller is not required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations other than in connection with the Required Stockholder Vote.

4.17           Brokerage.  Seller has not dealt with any broker or finder in connection with the transactions contemplated herein, and Seller agrees to indemnify and hold Buyer harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Seller in connection with the transactions contemplated herein.

4.18           Labor Relations; Discrimination Charges.  (a) There is no unfair labor practice complaint against the Seller pending or, to the best of Seller's knowledge, threatened.  There are no proceedings pending or, to the best of Seller's knowledge, threatened before the any labor relations board (or equivalent) with respect to the Seller.  There is no labor strike or similar dispute pending or, to the best of Seller's knowledge, threatened against or involving the Seller.  There is no pending or past representation question involving an attempt to organize a bargaining unit including any employees of the Seller and no labor grievance has been filed within the past twelve (12) months with the Seller.  The Seller is not a party to or bound by any collective bargaining agreement with any employees of the Seller, and no collective bargaining agreement is currently being negotiated by the Seller with respect to employees of the Seller.

(b) There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Seller's knowledge, threatened against the Seller, or involving the Seller, before any federal, state, county or local agency, board, commission, authority or other subdivision thereof.

4.19           Israeli Taxes. (a) None of the Acquired Assets is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material taxes, or to any such request which is outstanding.

(b) None of the Acquired Assets is subject to any restrictions or limitations pursuant to Part E2 (change of structure and merger) of the Israeli Income Tax Ordinance (New Version) 1961.

(c) None of the Acquired Assets is subject to any restrictions or limitations pursuant to the Israeli Law for the Encouragement of Capital Investment 1959.

4.20           Government Funding. (a) Except as specified in Schedule 4.20, the Seller has not received, obtained, assumed or applied for any grant, loan or other benefits (including tax benefits) or support from any Israeli or other governmental entity (including the Government of the State of Israel or any agency thereof) including, from: (i) the Israeli Office of the Chief Scientist in the Israeli Ministry of Economy (the "OCS"); (ii) the Israeli Investment Centre in the Israeli Ministry of Economy; (iii) the Israel-U.S. Bi-national Industrial Research and Development Foundation (BIRD) and any other similar governmental entity; (iv) the Israeli Fund for the Encouragement of Marketing; or (v) any other governmental entity or other institution or industrial organization (the "Grants").

(b)  The Seller is in compliance with all of the terms, conditions and requirements of its respective Grants and has duly fulfilled in all material respects all the undertakings relating thereto, including the payment of royalties and filing of reports, each in a timely manner.

(c)  The Seller has provided the Buyer with accurate and complete copies of all letters of approval from the OCS and supplements thereto granted to the Seller and with copies of all applications and other documents requesting Grants submitted by the Seller. Without limiting the generality of the foregoing, Schedule 4.20 lists, as at the date hereof: (i) the aggregate amount of each Grant; (ii) the aggregate amount of outstanding obligations (including royalties paid and to be paid) of Seller under each Grant; (iii) the outstanding amounts already paid by and to be paid by the OCS to the Seller under each Grant; (iv) the status of each plan supported by a Grant (e.g. whether completed or still in research and development); and (v) those products and services of the Seller the manufacture, export, marketing, sale or use of which requires the payment of any royalty to the OCS (or is otherwise subject to the terms of any Grant) (the "OCS-Funded Products").

(d)  Schedule 4.20 identifies specifically those Acquired Assets, including the Seller Intellectual Property that is included in the Acquired Assets, which have been funded or financed by any Grant (the "OCS-Funded Assets") and the specific details of the Grants relating to such assets in accordance with the particulars set forth in Section 4.20(c) above.  As of the Closing, all Acquired Assets, including all OCS-Funded Assets, shall be freely transferable, conveyable and/or assignable from the Seller to the Buyer (and from the Buyer to any other person) without restriction, constraint, control, supervision or limitation whatsoever and without the Buyer (or any such other person) being obligated to pay, at the Closing or at any time thereafter, any royalties, commissions or other payments to any person, including the OCS, with respect to the transfer thereof or the marketing, sale, distribution, manufacture, license or use of any such assets or products or services provided on the basis thereof, including the OCS-Funded Products.

4.21           INTENTIONALLY LEFT BLANK

4.22           Definition of Knowledge.  With respect to any representation and warranty herein which is made "to the best of Seller's knowledge" or "to Seller's knowledge" or “to Seller’s Knowledge”, Seller shall be deemed to have knowledge of any matter or fact if Tal Gilat, David (Dadi) Avner or Gadi Peleg has actual personal knowledge of such matter or fact.

5.           REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller as follows:

5.1           Organization and Qualification of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Buyer has full corporate power and authority to own or lease all of its properties and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it and to enter into and perform the transactions contemplated by this Agreement.

5.2           Authority of Buyer.  This Agreement and each of the other agreements, documents and instruments required to be executed by Buyer pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of Buyer and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument has been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer.  The execution, delivery and performance by Buyer of this Agreement and each such other  agreement, document and instrument does not and will not with the passage of time or the giving of notice or both:

(a)           result in a breach of or constitute a default by the Buyer or result in any right of termination or other effect adverse to the Buyer under any indenture or loan or credit agreement of the Buyer, or any other agreement, lease or instrument to which the Buyer is a party or by which the property of the Buyer is bound or affected;

(b)           result in a violation of or default under any order, writ, judgment, injunction, decree, determination or award, now in effect to which the Buyer is a party or by which it is bound;

(c)           violate any provisions of the Certificate of Incorporation, or equivalent, or By-Laws of Buyer, as amended; or

(d)           require any approval, consent or waiver of, or filing with, any person.

5.3           Governmental and Other Approvals.  Under existing law, the Buyer is not required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

5.4           Brokerage.  Buyer has not dealt with any broker or finder in connection with the transaction contemplated herein and agrees to indemnify and hold Seller harmless in connection with any claims or commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Buyer in connection with the transactions contemplated herein.

5.5           Litigation.  There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of Buyer's knowledge, threatened against Buyer, nor has any order, writ, injunction, subpoena or decree been issued by or requested of any court or governmental agency, which, in either case, seeks to enjoin or might adversely affect the transactions contemplated by this Agreement.

6.           COVENANTS OF SELLER PRIOR TO CLOSING.

Seller covenants and agrees with Buyer as follows throughout the period from the date hereof through and including the Closing:

6.1           Restrictions.  Seller shall cause the Business to be conducted in the ordinary course of business and in substantially the same manner in which the Business is conducted on the date hereof and consistently with those practices, policies, customs and usages which were in effect from time to time prior to the date hereof and which remain in effect as of the date hereof and, furthermore, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Buyer) cause or permit the Seller to do any of the following things in connection with the Business or insofar as the same shall affect the Business:

                (a)          Make or permit any change in, or cease in whole or in part, the Business; or enter into any transaction not in the ordinary course of business consistent with past practices;

                (b)          Sell, lease, transfer or otherwise dispose of all or any portion of its assets including, without limitation, rights to patents, know-how, intellectual property or other intangible assets, except sales of inventory in the ordinary course of business consistent with past practices;

(c)           Enter into, amend, modify or terminate any material contract or agreement to which the Seller is a party;

(d)           Except for increasing Tal Gilat’s salary to its prior level of US$25,000 per month and reimbursing him for the monthly lease of an automobile consistent with past practice, increase or commit to increase, the compensation (including fringe benefits) payable to any officer, director or employee or agent of the Seller; or enter into any agreement with respect to the employment of any employee which is not terminable at will;

(e)           Make any alteration in the manner of keeping the books, accounts or records of the Seller, or in the accounting practices therein reflected;

                (f)           Effect any dissolution, winding up, liquidation or termination of the Business or the Seller or take any steps or make any other arrangement or composition with any of its creditors (whether pursuant to Section 350 of the Israeli Companies Law 1999, or otherwise);

               (g)           Effect any merger or consolidation of the Seller whether or not it is the survivor thereof or effect any reorganization or recapitalization;

(h)           Mortgage, pledge, grant or permit to exist a security interest in or lien or encumbrance on any of the Acquired Assets except:  (i) liens in favor of Buyer; (ii) liens in existence on the date hereof which have been disclosed to Buyer on Schedule 4.4(c) hereof; and (iii) liens arising by operation of law with respect to obligations of the Seller not yet due and payable;

               (i)           Assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the ordinary course of business);

                (j)           Make any change in the executive management or the key personnel of the Seller;

(k)           Without a demonstrably valid business reason, accelerate or defer any item of income or expense of the Seller;

(l)           make any application or negotiate for the receipt of a grant from any governmental authority, including any Grant; or

               (m)           Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency.

6.2           Notice of Breach.  To the extent Seller obtains knowledge that any of the representations or warranties contained in Article 4 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Seller shall notify Buyer in writing promptly of such fact and exercise its best efforts to remedy same.

6.3           Access.  Seller will permit Buyer, its counsel, auditors, appraisers and other advisers and representatives to review, inspect and copy all financial and business records, documents and contracts belonging to the Seller in the Seller's custody, care or control and to have access to Seller's employees and customers and all places of the Seller's business throughout all regular business hours, provided such inspections do not disrupt the conduct of business.

6.4           Authorization from Others.  Seller shall use its commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

6.5           Consummation of Agreement.  Seller shall use its commercially reasonable efforts and due diligence to satisfy all conditions to the Closing that are within its reasonable control to the end that the transactions contemplated by this Agreement shall be fully carried out.

6.6           Business Intact; Relationships with Customers and Suppliers.  Seller shall use its commercially reasonable efforts to keep intact the Business, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it. Without derogating from the generality of the foregoing, Seller shall keep all Machinery and Equipment and Inventory in good working order and condition (reasonable wear and tear excepted), take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its ownership and rights in connection with all Seller Intellectual Property and duly and punctually perform in all respects all Assumed Contracts.

6.7           No Solicitation.

(a)           The Seller shall not directly or indirectly, and shall not authorize or permit any representative of the Seller directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Stockholder Vote, this Section 6.7(a) shall not prohibit the Seller from furnishing nonpublic information regarding the Seller to, or entering into discussions with, any Person in response to an Acquisition Proposal that is, or is reasonably likely to result in, a Superior Proposal that is submitted to the Seller by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) neither the Seller nor any representative of the Seller shall have violated any of the restrictions set forth in this Section 6.7, (2) the Seller’s Board of Directors (the “Seller Board”) concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable Legal Requirements, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives Buyer written notice of the identity of such Person and of the Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller, and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by the Seller to Buyer). Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Seller, whether or not such representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 6.7 by the Seller.

(b)           The Seller shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing. The Seller shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)           On execution and delivery of this Agreement, the Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)           The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Seller is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Buyer. The Seller also will promptly request each Person that has executed a confidentiality agreement within 12 months prior to the date of this Agreement, in connection with its consideration of a possible Acquisition Transaction or equity investments to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

(e)           Nothing set forth in this Section 6.7 shall prohibit the Seller Board from taking and disclosing to the Seller's stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 6.7(e) shall not be deemed to permit the Seller Board to make a Change in Recommendation or take any of the actions referred to in Section 6.8(b), except to the extent permitted by Section 6.8(c)(i) or Section 6.8(c)(ii).

6.8           Seller Stockholders' Meeting.

(a)           The Seller shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the Seller’s stockholders to vote on a proposal to adopt this Agreement (the "Seller Stockholders' Meeting"), shall submit such proposal to such holders at the Seller Stockholders' Meeting and shall not submit any other proposal to such holders in connection with the Seller Stockholders’ Meeting without the prior written consent of Buyer. The Seller (in consultation with Buyer) shall set a single record date for persons entitled to notice of, and to vote at, the Seller Stockholders' Meeting and shall not change such record date (whether in connection with the Seller Stockholders' Meeting or any adjournment or postponement thereof) without the prior written consent of Buyer. The Seller Stockholders' Meeting shall be held (on a date selected by the Seller in consultation with Buyer) as promptly as practicable after the date of execution of this Agreement, and in furtherance thereof, Seller shall file its preliminary proxy statement for the Seller Stockholders’ Meeting with the Securities and Exchange Commission (the “SEC”) no later than fifteen (15) Business days after the date of execution of this Agreement and file with the SEC and mail to Seller’s stockholders the definitive proxy statement (the “Proxy Statement”) for the Seller Stockholders’ Meeting as soon as possible thereafter but in no event later than twenty (20) Business days after the date of execution of this Agreement.  Subject to Section 6.8(c), the Proxy Statement shall include the recommendation of the Seller Board that the Seller's stockholders vote to adopt this Agreement at the Seller Stockholders' Meeting (the recommendation of the Seller Board being referred to as the "Board Recommendation"). The Seller shall ensure that all proxies solicited in connection with the Seller Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements and that the Seller Stockholders’ Meeting is called, noticed and held in compliance with all applicable Legal Requirements.  Seller will also give Buyer and its counsel the reasonable opportunity to review the preliminary and definitive proxy statements for the Seller Stockholders’ Meeting in advance of the filing thereof with the SEC.

(b)           Subject to Section 6.8(c), neither the Seller Board nor any committee thereof shall: (i) withdraw or modify the Board Recommendation in a manner adverse to Buyer, or adopt or propose a resolution to withdraw or modify the Board Recommendation in a manner adverse to Buyer or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Seller Board or any committee thereof does not support this Agreement or does not believe that this Agreement is in the best interests of the Seller's stockholders; (ii) fail to reaffirm, without qualification, the Board Recommendation, or fail to state publicly, without qualification, that this Agreement is in the best interests of the Seller's stockholders, within five Business Days after Buyer requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Seller shall have been commenced, that the Seller Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any Acquisition Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as a "Change in Recommendation").

(c)           Notwithstanding anything to the contrary contained in Section 6.8(b), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Seller Board may effect, or cause the Seller to effect, as the case may be, a Change in Recommendation:

(i)           if: (A) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Seller and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement or any "standstill" or similar agreement under which the Seller has any rights or obligations; (C) at least five Business Days prior to any meeting of the Seller Board at which the Seller Board will consider and determine whether such offer is a Superior Proposal, the Seller provides Buyer with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the Seller Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer; (D) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that such offer constitutes a Superior Proposal; (E) the Seller Board does not effect, or cause the Seller to effect, a Change in Recommendation at any time within five Business Days after Buyer receives written notice from the Seller confirming that the Seller Board has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Buyer, the Seller engages in good faith negotiations with Buyer to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Buyer as a result of the negotiations required by clause "(F)" or otherwise); and (H) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, a Change in Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 6.8(c)(i) shall apply to such revised offer as if it were a new offer hereunder); or

(ii)           if: (A) a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Seller or any of their representatives nor reasonably foreseeable to the Seller or any of their representatives as of the date of this Agreement (such material development or change in circumstances being referred to as an "Intervening Event"); (B) at least five Business Days prior to any meeting of the Seller Board at which the Seller Board will consider and determine whether such Intervening Event requires the Seller Board to effect, or cause the Seller to effect, a Seller Change in Recommendation, the Seller provides Buyer with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five Business Day period, if requested by Buyer, the Seller engages in good faith negotiations with Buyer to amend this Agreement in a manner that obviates the need for the Seller Board to effect, or cause the Seller to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable law.

6.9             Customer Communications.   Seller will promptly furnish to  Buyer (within two (2) Business Days of Seller’s transmission thereof to customers or receipt thereof from customers, as the case may be, and in any case prior to the Closing) copies of all written or electronic communications transmitted to or received from, and written summaries of all oral communications transmitted to or received from, all of Seller’s top four customers (determined as if XXX is not a customer), namely:  XXX, XXX, XXX and XXX.

6.10           Termination of Employment of Seller’s Employees.  On or prior to the Closing, Seller shall, in strict compliance with all applicable Legal Requirements, terminate the employment of all of Seller’s employees (with the exception of Tal Gilat, Dadi Avner and Katia Nedelin) and pay in full all wages, salary, incentive compensation, pension, retirement, severance and other benefits to which they may be entitled and furnish to Buyer a copy of a written instrument executed by each of such employees acknowledging that he or she has received payment of all such benefits to which he or she is entitled in connection with or arising out of his or her employment with Seller or the termination thereof by Seller.

6.11           Application to the OCS.  Within ten (10) Business Days after the date of execution of this Agreement, Seller shall file with the OCS an application complying with all applicable Legal Requirements (including but not limited to the R&D Law and OCS internal procedural requirements) seeking the OCS’s approval of the transfer from Seller to Buyer of the Seller Intellectual Property, including the OCS-Funded Assets, in a manner and form of approval that will satisfy the condition to Closing set forth in Section 9.8 hereof and ensure the accuracy of Seller’s representation and warranty set forth in Section 4.20(d) hereof; and Seller shall thereafter exercise its commercially reasonable, diligent and continuing efforts to obtain the OCS’s approval of such transfer as soon as possible.  In addition, Seller shall promptly pay to the OCS any payment (up to but not in excess of six times the sum of:  (a) the amount received by the Seller in connection with Grant file number 39874; and (b) interest at the rate of the “annual interest”, as such term is defined in the Regulations for the Encouragement of Industrial Research and Development (Rate of Royalties and Rules Concerning their Payment), 1996 (the “Maximum OCS Payment”)) required by the OCS to be made to the OCS in connection with such transfer.  Seller further authorizes Buyer, at Buyer’s election to be exercised in Buyer’s sole discretion, to pay directly to the OCS at Closing a portion of the Purchase Price that would otherwise be paid to Seller at Closing equal to the amount of such payment (up to but not in excess of the Maximum OCS Payment) required by the OCS to be made to the OCS in connection with such transfer.  Seller will give Buyer and its counsel the reasonable opportunity to review the aforesaid application, and any supplements thereto, and any other written submissions to the OCS in relation to the aforesaid application, in advance of the filing thereof with the OCS.  In addition, Seller shall afford to Buyer and its counsel the opportunity to participate with Seller in all meetings and telephone conferences with the OCS relating to the aforesaid application, and Seller shall give Buyer reasonable advance notice of such meetings and telephone conferences.  Seller will not negotiate with the OCS about, or contest, the amount of the payment required by the OCS to be made to the OCS without obtaining the prior written approval of Buyer.

6.12           Transition Services.   Seller shall cooperate with, and otherwise use commercially reasonable efforts to assist, Buyer in training Buyer's designees in the operation of the Business, including, without limitation, use of Seller's computer and other equipment and related software dedicated to the operation of the Business, maintenance and monitoring of payables, receivables and records, including customer records and employee records, tracking and accounting for warranties and such other related matters as Buyer may reasonably request, and Seller shall assist in the relocation of equipment and inventory, all as Buyer may reasonably request.  Such cooperation and assistance shall occur during normal business hours of the Business pursuant to a schedule mutually agreed by Seller and Buyer to commence promptly after the date of this Agreement.  Buyer shall pay all reasonable travel costs incurred by any employee of Seller in connection with the services provided pursuant to this Section 6.12.  Seller shall not be required to perform training or move equipment or inventory that may unreasonably interfere with Seller's performance of this Agreement or that will cause Seller to retain personnel that Seller considers excess personnel.  Seller and Buyer shall each, with respect to their respective employees and business operations, maintain any legally required workers' compensation, employer liability insurance and other insurance covering such risks as are usual and customary for each.

In addition, and without limiting the generality of the foregoing, Seller shall, between the date of execution of this Agreement and Closing, accomplish the “Technology Transfer” as contemplated by and set forth on Exhibit D attached hereto.

7.  COVENANTS OF BUYER PRIOR TO CLOSING.

Buyer covenants and agrees with Seller as follows throughout the period from the date hereof through and including the Closing:

7.1           Notice of Breach.  To the extent Buyer obtains knowledge that any of the representations and warranties contained in Article 5 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Buyer shall notify Seller in writing promptly of such fact and exercise its best efforts to remedy same.

7.2           Authorization from Others.  Buyer shall use its commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

7.3           Consummation of Agreement.  Buyer shall use its commercially reasonable efforts and due diligence to satisfy all conditions to the Closing that are within its reasonable control to the end that the transactions contemplated by this Agreement shall be fully carried out.

8.           MUTUAL COVENANTS OF SELLER AND BUYER.

8.1           Regulatory Filings.  Each party hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated by this Agreement.

8.2           Schedule 13D.  Buyer and InkSure Parent shall, within the time frame required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, prepare and file, or cause to be filed, a Schedule 13D with the SEC reporting Buyer’s imputed beneficial ownership of shares of InkSure Parent arising from the Voting Agreement(s) referred to in Section 1.5 hereof.  Buyer, Seller and their counsel shall have the opportunity to review and comment on said Schedule 13D in advance of the filing thereof.

9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.

The obligation of Buyer to acquire the Acquired Assets and assume the Assumed Liabilities as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

9.1           Representations and Warranties.  The representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

9.2           Performance of Covenants.  Seller shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by Seller and dated as of the Closing Date, in form satisfactory to Buyer.

9.3           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

9.4           Corporate Authorization.  (a) All corporate action, necessary to authorize (i) the execution, delivery and performance by Seller of this Agreement and any other agreements or instruments contemplated hereby to which Seller is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Seller, and Buyer shall have been furnished with copies of all applicable board and shareholder resolutions certified by the Secretary or Assistant Secretary of Seller (or, with respect to the resolutions of Inksure Israeli Sub, its outside counsel); and (b) Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller (or, with respect to the resolutions of Inksure Israeli Sub, its outside counsel) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other transaction documents to be entered into or delivered hereunder.

9.5           Delivery of Certificates and Documents to Buyer.  Seller shall have delivered, or cause to be delivered, to Buyer the certificates as to the legal existence and corporate and tax good standing of the Seller and copies of its Certificate of Incorporation, or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation and the states where the Seller is qualified to transact business as a foreign corporation.

9.6           Consents.  Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on Schedule 4.2.

9.7           Damage or Destruction.  The Seller shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would interfere with the conduct of the Business or impair the value of the Seller as a going concern, regardless of whether any such loss or losses have been insured against.

9.8           Clearance from Office of Chief Scientist.  Buyer shall be completely satisfied in its sole discretion that Seller shall have fully complied with all applicable requirements of the Encouragement of Industrial Research and Development Law 1984 and the regulations thereunder (“R&D Law”) pertaining to the Seller Intellectual Property, including without limitation having obtained the prior approval of the OCS to separate the Grant relating to the OCS-Funded Assets from other Grants received by the Seller which pertain to Seller’s Radio Frequency Identification (RFID) product and to the transfer of the Seller Intellectual Property, including the OCS-Funded Assets, from Seller to Buyer free and clear of any liens, royalties, limitations or other restrictions other than those approved by Buyer in its sole discretion; and any payment required by the OCS to be made to the OCS in connection with such separation and transfer shall have been paid by Seller to the OCS in full.

9.9              Customer Visits.  Seller shall have afforded to Buyer the opportunity to meet in person and participate in conference calls with each and all of Seller’s top four customers (determined as if XXX is not a customer), namely:  XXX, XXX, XXXand XXX, and Buyer shall be completely satisfied with the results of such meetings and/or conference calls in Buyer’s sole discretion.  Buyer shall pay all reasonable travel costs incurred by any employee of Seller who attends any such meetings.

9.10           Consulting Agreement for Tal Gilat.  Buyer and Tal Gilat shall have entered into a Consulting Agreement in the form of Exhibit C attached hereto.

9.11           Completion of Appraisal.  The Appraiser shall have completed the Appraisal to Buyer’s complete satisfaction.

9.12           Assignments of Inventions.  Each of Seller’s current employees and independent contractors designated by Buyer shall have irrevocably assigned to Seller their entire right, title and interest in and to any inventions conceived by them relating to the Business other than any invention relating exclusively to Seller’s Radio Frequency Identification (RFID) product.

9.13           All Commissions Paid.  Except for amounts being contested in good faith by Seller and disclosed to Buyer prior to Closing, Seller shall have paid in full all commissions owed to Seller’s sales agents in respect of sales of Seller’s products and services made prior to Closing, whether or not due and payable under the relevant sales agency agreements, and Seller shall have demonstrated satisfaction of this condition to Buyer’s reasonable satisfaction.

10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE.

The obligation of Seller to sell the Acquired Assets as contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Seller, of the following conditions:

10.1           Representations and Warranties.  The representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

10.2           Performance of Covenants.  Buyer shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date and Seller shall have received a certificate to such effect, executed by Buyer and dated as of the Closing Date, in form satisfactory to Seller.

10.3           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

10.4           Corporate Authorization.  All corporate action, necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer, and Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

10.5           Delivery of Certificates and Documents to Seller.  Buyer shall have delivered, or cause to be delivered, to Seller certificates as to the legal existence and corporate good standing of Buyer and copies of its Certificate of Incorporation, or the equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation.

10.6           Consents.  Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on Schedule 4.2.

11.           CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

11.1           Survival of Representations, Warranties, Agreements, Covenants and Obligations.  All representations and warranties contained in Sections 4.1 through 4.22 hereof, inclusive, and in Sections 5.1 through 5.5 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other agreement delivered by either party to the other party incident to the transactions contemplated hereby, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Acquired Assets and payment therefor; provided, however, that (a) all of the representations and warranties made by Seller in Sections 4.1 through 4.22 hereof, inclusive, (with the exception of the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, and 4.4(c) which shall survive indefinitely) shall expire and terminate on the first (1st) anniversary of the Closing Date and (b) all of the representations and warranties made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, (with the exception of the representations and warranties of Buyer contained in Sections 5.1 and 5.2 which shall survive indefinitely) shall expire and terminate on the first (1st) anniversary of the Closing Date.

11.2           Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

11.3           Publicity and Disclosures.  No press release or any public disclosure or further disclosure to Seller's or Buyer's employees and representatives, either written or oral, of the transactions contemplated by this Agreement shall be made prior to the Closing without the prior knowledge and written consent of Seller and Buyer, provided that either Seller or Buyer may make (a) such disclosures as are required by law or stock exchange rule after notice to the other and (b) disclosures to its employees and representatives on a need-to-know basis.

11.4           Further Cooperation of Seller.  Following the Closing, the Seller and Buyer agree to use their best efforts to secure the transfer to the Buyer or the reissuance or issuance in the name of the Buyer of all consents, licenses and permits required under applicable law or regulation, federal, foreign, state and local, or necessary to the ownership of the Acquired Assets or the operation of the Business.  Seller further agrees that following the Closing, it will disclose to the Buyer at such time and from time to time as the Buyer may reasonably request, all further information which it may have or be aware of which relates to the conduct of the Business, including but not limited to products, processes, and methods of manufacture, sale and distribution.

11.5           Consents of Third Parties.  To the extent that any transfer or assignment of any contract, license, lease, commitment, or right to be transferred and assigned to the Buyer as provided herein, shall require the consent of the other party thereto, or of any other person, this Agreement shall not constitute an agreement to assign the same unless and until such consent shall have been obtained.  Seller agrees that it will use its best efforts, before and after the Closing, to obtain and deliver the consent of the other parties and the approvals of other persons or authorities, to the extent necessary, to the assignment of all such contracts, leases, licenses, commitments or rights to the Buyer.  Until such consent or approval is obtained, the Seller shall act as the Buyer's agent in order to obtain for it the benefits thereunder and the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all benefits under any such contracts, leases, licenses, commitments or rights.  Seller will bear any reasonable incidental costs associated with performing its obligations hereunder.  The obligations of Seller hereunder with respect to any such contract, license, lease, commitment or right shall survive until the expiration or termination of the same in accordance with the terms thereof.

11.6           Transfer Taxes.  The Purchase Price set forth in this Agreement is inclusive of all sales, use, transfer, documentary, purchase, registration, stamp taxes, value added taxes ("VAT") and other such taxes and fees (including any penalties and interest) payable in connection with this Agreement and the transactions contemplated thereunder. In no event will the Buyer be liable for any such taxes which may be imposed either on the sale from Seller to Buyer of the Acquired Assets or as a result of the transfer from Seller to Buyer of the Acquired Assets and any and all such taxes shall be borne and paid by Seller when due and shall not, for the avoidance of doubt, be added to the Purchase Price or any payment thereof. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

11.7           Tax Returns.  The Seller will file all tax and information returns due with respect to the Seller for all periods ended on or prior to the Closing Date and pay all taxes, if any, shown to be due on such returns.

11.8           Mail Received after Closing.

(a)           In the event that Buyer receives after the Closing any mail or other communications addressed to Seller, Buyer may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to any of the Acquired Assets, including the right to endorse without recourse the name of Seller on any check received by Buyer with respect to the Acquired Assets, and to deal with the proceeds in accordance with the terms of this Agreement.  Buyer agrees to deliver or cause to be delivered to Seller copies of all such mail and other communications and all other mail and the contents thereof which does not relate to the Acquired Assets.

(b)           In the event that Seller receives after the Closing Date mail or other communications addressed to Seller which relate to any of the Acquired Assets, Seller shall promptly deliver or cause to be delivered all such mail and the contents thereof to Buyer.  Seller agrees to cooperate with Buyer and to make arrangements reasonably necessary in order to properly deal with checks addressed to Seller but which belong to Buyer pursuant to this Agreement, and to properly direct the proceeds thereof to Buyer.

11.9           No Obligation of Buyer to Employ Business Employees.  Seller acknowledges and agrees that Buyer has no obligation whatsoever to offer employment to any of Seller's employees.

11.10           Change of Seller's Corporate Name.  Upon the Closing, Seller will change its corporate name to a name which is different from and not similar to Seller's present corporate name or any variation or derivation thereof.  After the Closing Seller will not use its present corporate name or any variation or derivation thereof or any similar name, or any of the Seller Intellectual Property, for any purpose whatsoever.

11.11           Removal of Acquired Assets.  At Closing:  (1) Seller shall, at Seller’s cost, make available for pick-up by Buyer at the Seller’s plant all machinery and equipment (which Seller shall have disconnected, drained, cleaned and decontaminated to the extent consistent with best industry practices and applicable legal requirements) and other tangible assets included within the Acquired Assets, in accordance with Buyer’s reasonable instructions and (2) Buyer shall, at Buyer’s cost, remove such Acquired Assets from Seller’s plant and relocate the same to Buyer’s place of business upon or within 30 days of the Closing Date.

12.           INDEMNIFICATION.

12.1           Indemnification by Seller.  Seller agrees to defend, indemnify and hold Buyer, its officers, directors, affiliates, employees and agents, harmless from and against – and will reimburse Buyer and its officers, directors, affiliates, employees and agents for – any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including, without limitation, reasonable attorney's fees incurred in seeking indemnification hereunder or defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation and removal), taxes, fines, penalties and interest, of any kind or nature whatsoever, whether or not involving a Third Party Claim, which may be sustained or suffered by Buyer or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

(a)           a breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, or a failure to perform any agreement or covenant made by Seller anywhere else in this Agreement or in any other agreement delivered hereunder,

(b)           any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant, and

(c)           any liability that is an Excluded Liability;

provided, however, that no indemnification shall be payable by Seller with respect to any claim of Buyer for breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, asserted by Buyer after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof.  For clarification and the avoidance of doubt, the limitation on liability for indemnification set forth in the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.1 hereof in respect of Excluded Liabilities.  Any indemnification due from Seller to Buyer shall be paid in United States dollars.

12.2           Indemnification by Buyer.  Buyer agrees to defend, indemnify and hold Seller, its officers, directors, affiliates, employees and agents, harmless from and against – and will reimburse Seller and its officers, directors, affiliates, employees and agents for – any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including, without limitation, reasonable attorneys' fees incurred in seeking indemnification hereunder or defending any claim by a third person, and amounts paid in settlement of any claim or suit) of any kind or nature whatsoever, whether or not involving a Third Party Claim, which may be sustained or suffered by Seller or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

(a)           a breach of any representation or warranty made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, or a failure to perform any agreement or covenant made by Buyer anywhere else in this Agreement or in any other agreement delivered hereunder,

(b)           any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant, and

(c)           the Assumed Liabilities;

provided, however, that no indemnification shall be payable by Buyer with respect to any claim of Seller for breach of any representation or warranty made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, asserted by Seller after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof.  For clarification and the avoidance of doubt, the limitation on liability for indemnification set forth in the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.2 in respect of Assumed Liabilities.  Any indemnification payments due from Buyer to Seller shall be paid in United States dollars.

12.3           Notice, Defense of Claims.  (a) Each party to this Agreement shall give prompt written notice to the other party to this Agreement of each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party except to the extent that failure to so notify materially adversely affects the indemnifying party's ability to defend such claim against a third party.  In any case in which a claim for indemnification involves a claim brought by a third party ("Third Party Claim") and the indemnifying party has not exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnified party shall have the right (but not the obligation) to assume and control the defense of any such matter or its settlement at the indemnifying party's reasonable expense.  Where the indemnified party does not exercise its right to assume and control the defense of such matter or its settlement or the indemnifying party has exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnifying party shall assume and control the defense of such matter or its settlement at its own expense, provided that the indemnified party may participate in the defense at its own expense and, provided, further, that the indemnifying party will keep the indemnified party informed as to the status of the defense and will not, except with the consent of the indemnified party (which shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which involves more than the payment of money or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(b)           The indemnifying party will thirty (30) days (or ten (10) days in the case of a Third Party Claim with respect to which a complaint has been filed) after receipt by the indemnifying party of the written notification from the indemnified party of the Third Party Claim advise the indemnified party whether the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim.  If the indemnifying party elects to assume and control the defense and settlement of  the Third Party Claim, the indemnifying party shall provide to the indemnified party at the time of such election the following documents: (i) written notice that the indemnifying party undertakes such obligations and (ii) an agreement to indemnify the indemnified party for all damages, liabilities, losses and expenses with respect to such Third Party Claim without regard to any limitations or qualifications to such indemnification as may be provided in Article 12 hereof.  Upon the delivery of the above items, the indemnifying party will have the right to diligently, through counsel of its own choice, control the good faith defense or settlement of such Third Party Claim provided the indemnified party will have the right to participate in such defense and settlement discussions, through counsel of its own choice and at its own expense, and the indemnified party will have the right to approve any proposed settlement to the extent provided for in Section 12.3(a).  Any failure on the part of the indemnifying party of notifying the indemnified party within the time period provided above regarding the election shall be deemed an election by the indemnifying party not to assume and control the defense and settlement of the Third Party Claim.

12.4           No Tax Effect; Insurance Effect.  (a) Indemnification for damages, liabilities, losses and expenses payable pursuant to the indemnification provisions in this Article 12 shall be on a dollar for dollar basis and shall be determined without regard to deductibility for tax purposes or other tax benefits to the indemnified party or any other person or entity resulting therefrom.

(b)           The Seller shall make any indemnification payments determined to be payable to Buyer hereunder promptly after such determination is made, without delay, and without regard to any expectation that Buyer will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made.  Buyer shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of Buyer against the Seller.  Notwithstanding the foregoing, if Buyer receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of Buyer against the Seller prior to the date upon which Buyer's indemnification claim is determined to be payable to Buyer, the Seller's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by Buyer.  If Buyer receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of Buyer against the Seller after the Seller has paid such indemnification claim to Buyer, then Buyer shall promptly turn over any such insurance proceeds received to the Seller to the extent of the payments made by the Seller to Buyer on the claim.  Notwithstanding the foregoing, as used in this Section 12.4 hereof, the term "insurance proceeds" shall mean and refer to payments made by an insurer in the nature of "true insurance" (excluding any payments, proceeds or recoveries under a so-called "self-insurance" system).

12.5           Limitation of Seller’s Obligations.  Notwithstanding anything in this Agreement to the contrary: (i) Seller shall have no liability to Buyer with respect to any claims of Buyer for breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, until the total of such claims shall exceed US$25,000 (the “Deductible”), in which event Buyer shall be entitled to recover the amount of such claims in excess of the Deductible, (ii) the aggregate combined liability of Seller to Buyer with respect to all claims of Buyer for breach of the representations and warranties  made by Seller in Sections 4.1 through 4.22 hereof, inclusive (with the exception of the representations and warranties contained in Sections 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c)) shall not exceed US$200,000 and (iii) Buyer may recover its claims for breach of the representations and warranties made by Seller in Sections 4.1 through 4.22 hereof, inclusive (with the exception of the representations and warranties contained in Section 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c)) solely from and to the extent of the Escrow Funds.  For clarification and the avoidance of doubt, the limitations on Seller’s liability set forth in the foregoing clauses (i), (ii) and (iii) shall not apply, without limitation, to any of the following claims of Buyer (the “Subject Claims”): (A) claims under clause (c) of Section 12.1 in respect of Excluded Liabilities, (B) claims for breach of any agreement or covenant (as distinguished from representations and warranties) made by Seller in this Agreement and (C) claims for breach of the representations and warranties made by Seller in Sections 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c) of this Agreement; and there shall be no time bars or dollar or other limitations on the liability of Seller for Subject Claims.

13.           TERMINATION OF AGREEMENT.

13.1           Termination. This Agreement may be terminated prior to the Closing (whether before or after adoption of this Agreement by the Seller's stockholders):

(a)           by mutual written consent of Buyer and the Seller;

(b)           by Buyer or the Seller if the Closing shall not have been consummated by 11:59 p.m. Eastern Standard Time on January 31, 2014 (the "End Date"); provided, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to a party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Closing to be consummated by the End Date;

(c)           by Buyer or the Seller if (i) a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, or (ii) a Legal Requirement shall be in effect that makes consummation of the Closing illegal or otherwise prohibits or prevents the consummation of the Closing;

(d)           by Buyer or the Seller if (i) the Seller Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote; provided, however, that (A) a Party shall not be permitted to terminate this Agreement pursuant to this Section 13.1(d) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party, and (B) the Seller shall not be permitted to terminate this Agreement pursuant to this Section 13.1(d) if the Seller has not made the payment(s) required to be made to Buyer pursuant to Section 13.3(a)(ii) and, if applicable, pursuant to Section 13.3(b);

(e)           by Buyer (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if (i) the Seller Board shall have failed to recommend that the Seller's stockholders vote to adopt this Agreement, (ii) there shall have occurred a Change in Recommendation, (iii) the Seller Board shall have approved, endorsed or recommended any Acquisition Proposal, (iv) the Seller shall have failed to include the Board Recommendation in the Proxy Statement, (v) the Seller or any representative of the Seller shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 6.7 or Section 6.8, or (vi) the Seller Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence;

(f)           by Buyer (i) if any of the Seller's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied, or (ii) if (A) any of the Seller's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Seller within ten (10) Business Days after its receipt of written notice thereof, or (iii) if any of the Seller's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.2 would not be satisfied;

(g)           by the Seller (i) if any of Buyer's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 10.1 would not be satisfied, or (ii) if (A) any of Buyer's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Buyer within 10 Business Days after its receipt of written notice thereof, or (iii) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied; or

(h)           by Buyer if, since the date of this Agreement: (i) there shall have been a Seller Material Adverse Effect or (ii) the Business suffers a loss (or notice of loss) of any of its four largest customers (determined as if XXX is not a customer) (namely: XXX, XXX,  The Label Printers, and XXX) or (iii) the Business suffers a reduction (or notice of reduction) in the level of business with any of such customers or (iv) Buyer visits and/or has a conference call with any of such customers after the date hereof and, for any reason or no reason, is not completely satisfied with the results thereof in Buyer’s sole discretion (whether or not a reasonable Person in Buyer’s shoes would be satisfied) or (v) Buyer in its sole discretion is not completely satisfied with, or is uncomfortable with, the tenor or content of any of the customer communications furnished by Seller to Buyer pursuant to Section 6.9 hereof (whether or not a reasonable Person in Buyer’s shoes would be satisfied or comfortable) or (vi) any of such customers is added to any list of persons that US businesses are prohibited from doing business with by law or (vii) there shall have occurred a change or proposed change in any Legal Requirement which has or could reasonably be expected to have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Business.

13.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 13.2, Section 13.3 and Article 12 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

13.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 13.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Closing is consummated; provided, however, that:

(i)           Buyer and the Seller shall share equally the filing fees incurred in connection with the filing by the Parties hereto of any notice or other document under any applicable antitrust law; and

(ii)           Seller shall make a nonrefundable cash payment to Buyer, in an amount equal to the aggregate amount of all reasonable fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation and performance of this Agreement (the "Expense Reimbursement") if this Agreement is terminated (A) by Buyer or the Seller pursuant to Section 13.1(b) and on or before the date of any such termination, an Acquisition Proposal shall have been publicly announced or disclosed or an Acquisition Proposal has otherwise been communicated to the Seller Board, or (B) by Buyer or the Seller pursuant to Section 13.1(d) or (C) by Buyer pursuant to either Section 13.1(e) or Section 13.1(f).

Any Expense Reimbursement required to be made (A) as the result of a termination of this Agreement by the Seller pursuant to Section 13.1(b) or Section 13.1(d) shall be paid by the Seller prior to the time of such termination; and (B) as the result of termination of this Agreement by Buyer pursuant to Section 13.1(b), Section 13.1(d), Section 13.1(e) or Section 13.1(f) shall be paid by the Seller within two Business Days after such termination.

(b)           The Seller agrees to pay Buyer (or its designees) an amount equal to US$60,000 (the "Termination Fee") if this Agreement is terminated:

(i)           by Buyer pursuant to Section 13.1(e);

(ii)           by Buyer or the Seller pursuant to Section 13.1(b) or by Buyer pursuant to Section 13.1(f) and, in either case, (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Seller Board, and (y) a definitive agreement is entered into by the Seller with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 18 months of such termination of the Agreement;

(iii)           by Buyer or the Seller pursuant to Section 13.1(d) and (x) on or before the date of the Seller Stockholders' Meeting by the Required Stockholder Vote an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Seller Board, and (y) a definitive Agreement is entered into by the Seller with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 18 months of such termination of the Agreement; or

(iv)           by any Party at any time during which the Agreement was otherwise terminable in a circumstance in which Buyer would be entitled to payment of the Termination Fee pursuant to Section 13.3(b)(i), (ii) or (iii).

(c)           Any Termination Fee required to be paid (i) pursuant to Section 13.3(b)(i) shall be paid within two Business Days after termination by Buyer, (ii) pursuant to Section 13.3(b)(ii) or (iii) shall be paid within two Business Days after the event giving rise to such payment, and (iii) pursuant to Section 13.3(b)(iv), at the time such fee would be payable pursuant to Section 13.3(b)(i), (ii) or (iii), as applicable.

(d)           If the Seller fails to pay when due any amount payable under this Section 13.3, then (i) the Seller shall reimburse Buyer for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Buyer of its rights under this Section 13.3, and (ii) the Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to 3% over the "prime rate" (as announced by the Wall Street Journal or, in the event the Wall Street Journal is no longer published, a comparable publication) in effect on the date such overdue amount was originally required to be paid.

(e)           The Parties acknowledge that the agreements contained in this Section 13.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 13.3 shall not be in lieu of liability pursuant to Section 13.2(b).

13.4           Right to Proceed.  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 9 hereof have not been satisfied at or prior to the Closing, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Article 10 hereof have not been satisfied at or prior to the Closing, Seller shall have the right  to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

14.           NON-COMPETITION COVENANT.

14.1  Non-Competition.  Seller covenants and agrees with Buyer that Seller and its affiliates will not, without the prior written consent of Buyer, directly or indirectly, anywhere within the world (the "Territory"), during the period commencing on the Closing Date and expiring on the third (3rd) anniversary of the Closing Date (the "Restrictive Period"):  (a) form, acquire, invest in, finance, own, operate, manage, assist, support, provide premises, facilities, goods or services to, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise (a "Competing Business") which is engaged in the business of manufacturing or selling: (i) any products or services manufactured or sold by Seller in the conduct of the Business on, or at any time prior to, the Closing Date, (ii) any products or services now or hereafter manufactured or sold by Buyer or (iii) any products or services competitive with, or having the same applications as, any products or services referred to in the foregoing clauses (i) and (ii); (b) interfere with or attempt to interfere with any officers, employees, representatives or agents of Buyer, or any of its affiliates, or induce or attempt to induce any of them to leave the employ of Buyer or any of its affiliates, or violate the terms of their contract with any of them; or (c) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Business or the Buyer or any of its affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Buyer or any of its affiliates.

The parties acknowledge and agree that the restrictive covenants contained in this Article 14 are independent agreements and that the existence of any claim or claims by Seller against Buyer or any affiliate of Buyer under this Agreement or otherwise will not excuse any breach of such restrictive covenants.

14.2           Injunctive Relief.  The parties hereto acknowledge and agree that any breach of the restrictive covenants contained in this Article 14 would cause irreparable injury to Buyer and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

14.3           Enforcement.  In the event that any of the restrictive covenants contained in this Article 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.  Without limiting the generality of the foregoing, and in implementation thereof, the parties intend that the restrictive covenants of this Article 14 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period.  If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

15.           NON-DISCLOSURE COVENANT.

15.1           Non-Disclosure of Information.  It is understood that the Business to be acquired by Buyer hereunder is of a confidential nature.  Prior to the date hereof there may have been revealed and on or after the date hereof there may be revealed to Seller Confidential Information (as hereinafter defined) concerning the Business of the Seller.  Seller, for itself and its affiliates and employees agree that, following the Closing, they will never divulge or appropriate to their own use, or to the use of any third party, any Confidential Information.

15.2           Definition of Confidential Information.  As used herein, the term "Confidential Information" means the following oral or written information relating to the Business:  know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formulae, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and uses of products and services, sources of supplies, budgets and strategic plans, the identity and special needs of customers, plants and other properties, and any other information which may give the Seller an opportunity to obtain an advantage over its competitors who do not know or use such information, provided that the term "Confidential Information" shall not include (i) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Business through no breach of the provisions of this Article 15 or other non-disclosure covenants or duties; (ii) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, was rightfully in the receiving party's possession, without violation of the provisions of this Article 15 or other non-disclosure covenants or duties; and (iii) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, was independently developed by the receiving party without violation of the provisions of this Article 15 or other non-disclosure covenants or duties.

15.3           Injunctive Relief.  The parties hereto acknowledge and agree that the breach of the restrictive covenant contained in this Article 15 would cause irreparable injury to Buyer and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

16.           MISCELLANEOUS.

16.1           Expenses.  Except as otherwise expressly provided herein, Buyer and Seller shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

16.2           Notices.  Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party.  Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission.  Any notice or other communication will be deemed to have been duly given (1) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (2) on the date of service if served personally, (3) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

To Seller:                              InkSure Technologies Inc.
16 East 16th Street, Suite 307
New York, New York  10003
Attn:  Tal Gilat, President and CEO
Tel:           (646) 233-1454
Fax:  972-8-936558

With a copy to:                     Z.A.G./S&W LLP
1633 Broadway
New York, New York  10019
Attn:  Oded Har-Even, Esq.
Tel:  (212) 660-5002
Fax:  (212) 660-3001

To Buyer:                             Spectra Systems Corporation
321 South Main Street, Suite 102
Providence, Rhode Island  02903
Nabil M. Lawandy, PH.D., President & CEO
Tel:  (401) 274-4700
Fax:  (401) 274-3127

With Copies to:                   Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, Rhode Island  02903-1345
Attn:  Stephen Geanacopoulos, Esq.
Tel:  (401) 274-7200
Fax:  (401) 751-0604

16.3           Waiver.  The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party.  No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any of its other rights or any of its rights on a future occasion.

16.4           Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

16.5           Exhibits and Schedules.  Any exhibits, schedules, financial statements and other documents referenced herein shall be deemed to be attached hereto and made a part hereof.

16.6           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement is declared illegal, invalid or unenforceable for any reason in any jurisdiction, then such declaration shall have no effect upon the remaining provisions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid provision hereof deleted.  Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

16.7           Entire Understanding.  This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them.  Neither of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby.

16.8           Binding Effect.  This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any other person.

16.9           Governing Law.  This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Delaware, U.S.A. and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State, without reference to its conflict of laws principles.

16.10           Assignability.  Neither party may assign all or any of its rights and/or obligations hereunder without the prior written consent of the other party, except that (a) Buyer may at any time, without the consent of  Seller, assign all or any part of its rights and/or obligations under this Agreement to any affiliate of Buyer, and any such assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made, provided that any such assignment shall not relieve Buyer of its obligations hereunder and (b) after the Closing Buyer may, without Seller's consent, assign all or any part of its rights and/or obligations hereunder to any person who acquires all or a major part of the assets of the Business from Buyer, provided that any such assignment shall not relieve Buyer of its obligations hereunder.

16.11           Counterparts; Delivery by Facsimile or Email.  This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

16.12           Bulk Sales Laws.  The Buyer hereby waives compliance by the Seller prior to Closing with the applicable bulk sales law of any State where the Uniform Commercial Code has been adopted in which the Seller was doing business, or has property located; provided, however, that the Seller shall give any notice and take any other required action which by law must be given to or taken in connection with any taxing or other authority in order to consummate the transactions contemplated hereby and in order to convey title to the Acquired Assets free and clear of any claim or lien of any such authority.  The Seller hereby agrees to indemnify and hold harmless the Buyer in respect of all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation, relating to or arising out of any cause of action or other claim for relief arising out of or based upon the laws of any jurisdiction relating to sales of property in bulk, whether asserted prior to or subsequent to the Closing Date.

16.13           Certain Definitions.  For the purposes of this Agreement:

"Acquisition Proposal" means any unsolicited bonafide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

"Acquisition Transaction" means any transaction or series of transactions involving:

(a)           any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Seller is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Seller, or (iii) in which the Seller issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Seller; or

(b)           any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Seller.

"Affiliate" of any specified person shall mean and include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and "Affiliate" of any specified natural person shall also include the members of such person's immediate family.

"Board Recommendation" shall have the meaning set forth in Section 6.8(a).

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York, or in Israel are authorized pursuant to Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

"Change in Recommendation" shall have the meaning set forth in Section 6.8(b).

“Intellectual Property” shall mean inventions, discoveries and ideas, whether patented, patentable or unpatentable and whether constructively or actually reduced to practice or claimed in a pending patent application; trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential or proprietary information, know-how, schematics, technology, research, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes and techniques and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, works, works-made-for-hire, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights and all applications thereof; in each case in any jurisdiction, and any renewals or extensions thereof; computer programs, software (including source code, object code and data) and software architecture; licenses and other rights in any third party product, intellectual property, proprietary or personal rights, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

"Intervening Event" shall have the meaning set forth in Section 6.8(c)(ii).

“Legal Requirement” means any national, federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Off-the-Shelf Software” shall mean such commercially available software that is shrink-wrap and valued at less than US$5,000.

"person" or “Person” shall mean and include any natural person, firm, partnership, association, corporation, limited liability company, company, unincorporated organization, trust, public body or government or any department, board, commission or agency thereof.

“Required Stockholder Vote” means the affirmative vote of the Seller’s stockholders to approve this Agreement and the transactions contemplated hereby in the manner and to the extent required by all applicable laws.

“Seller Intellectual Property” shall mean all Intellectual Property that is owned by, controlled by, issued to, licensed to, or licensed by the Seller, in each case relating to, embodied by, protecting, covering or involving the products or services of the Business.

"Seller Material Adverse Effect" means events, violations, circumstances or other matters which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Seller taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided that in no event shall the following constitute a Seller Material Adverse Effect: the loss of XXX as a customer of the Business or any change in the terms of business between Seller and XXX.

"Seller Stockholders' Meeting" shall have the meaning set forth in Section 6.8(a).

"Superior Proposal" means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Seller common stock or all or substantially all of the assets of the Seller, which the Seller Board determines in its reasonable judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and an opinion of an independent financial advisor of nationally recognized reputation (a) is more favorable from a financial point of view to the Seller's stockholders than the terms of this Agreement, and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

16.14           Pronouns and Plurals.  All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

16.15            Joint and Several Obligations.  All representations, warranties, covenants and agreements of Seller hereunder are made jointly and severally by InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub. Without limiting the generality of the foregoing, (a) in the event of a breach of any warranty, representation, covenant, undertaking or other obligation under this Agreement by InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub, the Buyer may take any action hereunder against any or all of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub and/or may release, waive or compromise, in whole or in part, the liability of any one or more of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub or grant any time or indulgence to any of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub, without affecting the joint and several liability of such remaining Seller, as applicable; and (b) the obligations of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub under this Agreement shall not be discharged, impaired, invalid, void or otherwise affected by any or all of the obligations of such remaining Seller, as applicable, being or becoming illegal, invalid, void, unenforceable or ineffective in any respect.

16.16           Choice of Forum and Consent to Jurisdiction.  Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in New York, New York U.S.A., and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in New York is proper.  Seller hereby irrevocably designates, appoints and empowers Z.A.G./S&W LLP, 1633 Broadway, New York, New York 10019 and its successors as Seller’s authorized special agent to receive, for and on behalf of Seller, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party.  Buyer hereby irrevocably designates, appoints and empowers Adler Pollock & Sheehan, P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island 02903-1345 and its successors, as its authorized special agent to receive, for and on behalf of Buyer, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner require above for notices to such party.  To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding.  Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named New York courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Delaware.  Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of New York, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 16.16, and that any order or judgment obtained in any such action from a court other than the courts of New York shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 16.16, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or signatories as of the date first written above.

SPECTRA SYSTEMS CORPORATION

By:           /s/ Nabil M. Lawandy, PH.D.
Name:      Nabil M. Lawandy, PH.D.
Title:        President and Chief Executive Officer

INKSURE TECHNOLOGIES INC.

By:           /s/ Tal Gilat
Name:      Tal Gilat
Title:        CEO

INKSURE LTD.

By:           /s/ Tal Gilat
Name:      Tal Gilat
Title:        CEO

INKSURE INC.

By:           /s/ Tal Gilat
Name:     Tal Gilat
Title:       CEO

SCHEDULES

Schedule 1.1(a)	- Schedule of Machinery and Equipment
Schedule 1.1(g)	- Schedule of Assumed Contracts
Schedule 1.1(i)	- Schedule of Prepaid Expenses
Schedule 1.1 proviso (k)	- Schedule of Additional Excluded Assets
Schedule 1.4	- Schedule of Allocation of Purchase Price
Schedule 4.1	- Schedule of Jurisdictions
Schedule 4.2	- Schedule of Breaches, Defaults and Required Consents
Schedule 4.3	- Schedule of Subsidiaries and Investments
Schedule 4.4(c)	- Schedule of Liens and Encumbrances
Schedule 4.4(e)	- Schedule of Personal Property Leases
Schedule 4.4(f)	- Schedule of Assets at Other Locations
Schedule 4.6	- Schedule of Agreements and Other Matters Restricting Conduct of Business
Schedule 4.7	- Schedule of Regulatory Licenses, Consents, Permits and Authorizations
Schedule 4.8	- Schedule of Historical Financial Information
Schedule 4.9	- Schedule of Noncompliance with Laws
Schedule 4.10	- Schedule of Intellectual Property
Schedule 4.11	- Schedule of Contracts, Commitments and Intercompany Transactions
Schedule 4.12	- Schedule of Litigation
Schedule 4.13	- Schedule of Changes
Schedule 4.20	- Schedule of Grants

EXHIBITS

Exhibit A	- Voting Agreement
Exhibit B	- Escrow Agreement
Exhibit C	- Tal Gilat Consulting Agreement
Exhibit D	- Technology Transfer

EXHIBIT A

Voting Agreement

EXHIBIT B

Escrow Agreement

EXHIBIT C

Tal Gilat Consulting Agreement

EXHIBIT D

Technology Transfer

Inksure will transfer all the required knowledge to allow fully understand the operation, build and perform quality control on:

1)	All of the current selling hardware, including all current versions of the portable handheld units specifically:

a.	MultiSure

b.	SignaSure

c.	ScanSure

d.	Coffee Sensor

2)	Operate all of the software based applications, and

3)	Manufacture and incorporate the consumable materials in the customers’ products.

This will be accomplished through the furnishing of documents, lab notebooks, data, as well as a teaching visit to Spectra that has at least 20hrs of direct contact time during which every model unit will be assembled and made functional, with SSC personnel present.  In addition, the training will also include the mixing of the materials as shipped to the customer for the contracts in Turkey, XXX, and the Coffee coding system.

Materials:

•	Information on compounds used:

a.	Names, formulas

i.	Order numbers at specific suppliers

ii.	Shelf life

b.	Synthesis pathways and procedures for any compounds which are used for customers and not purchased.

•	Code construction for each customer

i.	Recipes and volumes per customer

ii.	Procedure for incorporating materials into customer’s products

1.	Ratios, solvents, etc

2.	Milling requirements

3.	Dispersion requirements

iii.	Technical contact names at each customer

iv.	Lead times, delivery times and operational nuance on a per customer basis

•	All available information and data on any materials and compounds that have been evaluated as potential candidates for use with the technology

a.	Names and suppliers

b.	Optical properties: absorption/emission spectra, brightness, lightfastness

c.	Chemical properties: solubility, solvent resistance, particle size

d.	Recommended carrier types (inks, plastics, etc.)

e.	If a particular material was found unsuitable for use with the technology, reasons for that

Hardware and Software:
Software
•	Software Design Specification: InkSure will provide, for each product, a summary or architectural overview of major components of the software and how those components interact with each other

•
Source Code Management Repository (with development history & branches for the latest 2 versions) (Spectra requires that the source code repository not be pruned of any versions which have been or are actively being used by any existing customer)

•	Released software (latest 2 versions), a ZIP file with:
a.	Source Code
b.	Compiled Binaries
(Spectra will require a ZIP file with source code and binaries for each software release/version still in active use by any existing customer, or the last two releases, whichever is greater)

•	Document Describing the Product’s Development & Build Environment, including:
a.	Programming Languages used
b.	Build Workstation OS / CPU
c.	Target OS / CPU, if cross-compiling
d.	Compiler Make & Version
e.	Integrated Development Environment and associated Build Tools
f.	Dependent Software Libraries (and version numbers)
g.	Other resources which may be required to build (images, etc).
h.	List of any Hardware Tools required, such as USB Programmers, Debuggers, specialized download cables, etc.
i.	Step-by-step Build Instructions, or, Makefile / build script
j.	Step-by-step Instructions for Programming Target Hardware

Hardware
•	Specification documents

a.	Requirements (functional, performance, reliability, maintenance, user interface, packaging)

b.	Design specification

c.	Functional specification

d.	Performance spec.

•	Operators manual
a.	Material sources (suppliers)
b.	Assembly, test, packaging instructions
c.	Maintenance procedures, repair procedures

•	Product Lifecycle information
a.	Development/Design /version history for the latest 2 versions

b.	Installed base (how many, age, where, – Since 2010.
We do not keep repair history.

c.	All engineering documents related to fabrication
1.	Assembly Drawings

2.	Assembly Procedures

3.	Test procedures

4.	Fabricated parts Drawings

5.	Purchased parts Drawings

6.	Wiring Diagrams -

If applicable

7.	Schematics

8.	PCB design files

9.	PCB Artwork

10.	PCB Bills of Materials

11.	PCB Assembly and Drill Drawings

12.	Packaging Drawings

13.	Silkscreen or artwork for product

For each product:
•	Theory of operation

•	Optical design

•	Required excitation wavelength(s), power or energy, illumination area

•	Detection wavelength, bandwidth

•	If used, modulation frequency or encoding

N/A

•	Authentication methodology

•	Authentication algorithms and criteria, methodology used to arrive at criteria

•	Adversarial analysis, and known or possible susceptibilities

•	Certification test reports (CE, UL, etc) – We have no 3rd party tests reports

•	Serial number database indicating year built

•	Final assembly/test report